United States securities and exchange commission logo





                      January 25, 2022

       Robert Powers
       Senior Vice President and Chief Financial Officer
       Ocean Power Technologies, Inc.
       28 Engelhard Drive, Suite B
       Monroe Township, NJ 08831

                                                        Re: Ocean Power
Technologies, Inc.
                                                            Form 10-K for
Fiscal Year Ended April 30, 2021
                                                            Filed July 19, 2021
                                                            File No. 001-33417

       Dear Mr. Powers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation